EXHIBIT 99.1

July 27, 2007

Mr. Steven Gruber

Chairman of the Board

American Skiing Company

136 Heber Avenue

Suite 303

Park City, UT 84060

Dear Mr. Gruber:

I am writing to express our surprise and disappointment at the decision by the board of American Skiing Company (“ASC”) to enter into a contract for the sale of the stock of American Skiing Company Utah (“ASCU” or the “Company”) to an affiliate of Talisker Corporation (“Talisker”).

As you know, Vail Resorts was pursuing a potential acquisition of ASCU in conjunction with Peninsula Advisors (“Peninsula”) to whom ASC had given a period of exclusivity in relation to any acquisition of ASCU. Following certain actions by Peninsula, Vail Resorts was finalizing a transaction with ASC. Vail and ASC were on the brink of a deal on July 10, 2007 when ASC informed us that it had received a letter from Peninsula inexplicably threatening legal action against ASC if the deal went forward. We explained to you why Peninsula’s claims were baseless and offered to indemnify and protect ASC in the event Peninsula tried to stop our deal. Immediately following those discussions, ASC announced that it had entered into an agreement with Talisker.

We believe that ASC’s board may not be fully aware of Talisker’s activities leading up to this potential transaction. We have now commenced legal action against Peninsula and Talisker to protect our rights which may, in fact, preclude Talisker from proceeding with the ASCU transaction.

In addition, we remain concerned about the ASC board’s lack of engagement with Vail Resorts to ascertain whether a transaction more favorable to ASC could have been reached with our company.

To that end, we are hereby making a superior offer to ASC for the stock of ASCU, with a purchase price of $110 million — a 10% premium to the Talisker transaction. This offer is made on the same terms previously negotiated between Vail Resorts and ASC, except that we agree to increase our deposit to $10 million, to be retained by ASC in the event that any injunction should prevent the closing of the transaction due to the claims raised by Peninsula in its letter to ASC. We, of course, are not aware of the other terms of your agreements with Talisker, so it is difficult for us to address additional ways to improve our offer, but we remain available at your convenience to discuss all aspects of our offer.

We look forward to working with you to arrive at a mutually beneficial transaction and are confident that, with the benefit of Vail Resorts’ experience developing and operating world class mountain resorts, The Canyons will realize its full potential as a premier Park City and overall Utah ski resort.

Very truly yours,

Robert Katz

Chief Executive Officer

Vail Resorts, Inc.

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